Exhibit 99.1

LOS ANGELES SINGAPORE DUBLIN PENANG KUALA LUMPUR BANGKOK

FOR IMMEDIATE RELEASE	Company Contact: A. Charles Wilson Chairman (818) 787-7000	Investor Contact: Berkman Associates (310) 277-5162 info@BerkmanAssociates.com
Trio-Tech Reports Fiscal 2005 Results
Revenue Increased 34% and Pre-Tax Income Increased 36%
Testing Service Backlog Increased 80%
     Van Nuys, CA, — September 27, 2005 — Trio-Tech International (AMEX:TRT) today announced higher revenue and pre-tax income for the fourth quarter and fiscal year ended June 30, 2005 compared to the same periods of fiscal 2004, driven primarily by growth in the company’s semiconductor testing service operations. Trio-Tech also reported that testing service backlog increased 80% to $7.4 million at June 30, 2005 compared to $4.1 million at June 30, 2004, while total backlog increased 12% to $9.4 million from $8.4 million.
     “We are pleased by Trio-Tech’s performance in a difficult and volatile year in the global semiconductor industry. With demand now increasing in major semiconductor end markets in Asia, particularly for personal computers, wireless handsets, automotive applications, and wired communications, the outlook for the industry is encouraging, and we believe that Trio-Tech is positioned to benefit,” said President and Chief Executive Officer S.W. Yong.
     Yong continued, “Demand for Trio-Tech’s burn-in and testing services has continued to increase in recent months, reflecting both the acquisition of the semiconductor burn-in business in Malaysia and a steady ramp-up of volume for the newest microprocessor chips at our plant in Singapore, which has more than offset reduced volume for older chips. In addition, our investments to expand capacity, increase facility utilization and reduce costs contributed to an improvement in gross margin in our burn-in and testing operations to 31.6% for fiscal 2005 from 29.2% a year earlier despite lower prices for some of our products.
     “As semiconductor manufacturing shifts increasingly toward Asia, we are focusing our long-term development efforts in this area as well. We closed our European Electronic Test Center in Dublin, Ireland, as planned on August 31, 2005, and we hope to sell the real estate we own there later this year. At the same time, we are adding capacity in Singapore and actively evaluating opportunities to expand our business in China.”
Fiscal 2005 Results
     For the twelve months ended June 30, 2005, total revenue increased 34% to $25,694,000 from $19,154,000 for fiscal 2004. Selling, general and administrative expenses increased 24% to $5,754,000 for fiscal 2005, due to the addition of the Malaysia operation and higher headcount in Singapore, but decreased as a percentage of revenue to 22% for fiscal 2005 from 24% for the prior fiscal year. Income from operations increased nearly seven-fold to $246,000 for fiscal 2005 compared to $36,000 for fiscal 2004.
     Income before taxes and minority interest increased 36% to $393,000 for fiscal 2005 from $288,000 a year earlier. The majority of the income before taxes and minority interest came from the Singapore operations. As a result, the income tax expense increased from $13,000 for fiscal 2004 to $170,000 for fiscal 2005. Net income for fiscal 2005 was $221,000, or $0.07 per diluted share. This compares to net income of $220,000, or $0.07 per diluted share, for the prior fiscal year.
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Trio-Tech Reports Fiscal 2005 Results
September 27, 2005
Page Two
     Testing service revenue increased 34% to $11,940,000 for fiscal 2005 from $8,908,000 for fiscal 2004. The group’s gross margin was approximately 24% for both periods. Manufacturing segment revenue increased to $10,681,000 for fiscal 2005 compared to $7,122,000 for fiscal 2004, primarily due to increased sales of burn-in systems and burn-in boards. Revenue for the company’s Distribution segment declined to $3,073,000 from $3,124,000 for fiscal 2004.
     Shareholders’ equity increased to $9,297,000 at June 30, 2005 from $9,024,000 at June 30, 2004. Cash and short-term deposits decreased to $4,650,000 at June 30, 2005 from $7,006,000 at June 30, 2004, primarily because of scheduled payments for the company’s acquisition of the semiconductor burn-in division in Malaysia and to the expansion of burn-in capacity in Singapore.
Fourth Quarter Results
     For the three months ended June 30, 2005, revenue increased 16% to $6,044,000 from $5,206,000 for the fourth quarter of fiscal 2004. Income before taxes and minority interest tripled to $226,000 for the fourth quarter of fiscal 2005 from $71,000 for the same period of the prior fiscal year. Net income for the fourth quarter of fiscal 2005 was $62,000, or $0.01 per diluted share. This compares to net income for the fourth quarter of fiscal 2004 of $99,000, or $0.03 per diluted share, which included a tax benefit of $27,000.
About Trio-Tech
     Founded in 1958, Trio-Tech International provides third-party semiconductor testing and burn-in services primarily through its laboratories in Southeast Asia. Headquartered in Van Nuys, California, the Company also designs, manufactures and markets equipment and systems used in the testing and production of semiconductors, and distributes semiconductor processing and testing equipment manufactured by others. For further information or to request quotations for any of Trio-Tech’s complete line of semiconductor test equipment, please visit the Company’s Web site at www.triotech.com.
Forward-Looking Statements
     This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following: the effectiveness of the cost reduction initiatives undertaken by the Company, changes in demand for the Company’s products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, excess or shortage of production capacity, and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.
(tables attached)
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TRIO-TECH INTERNATIONAL AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME & COMPREHENSIVE INCOME
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
	(unaudited)		(audited)
NET SALES:
PRODUCT SALES	$2,879	$3,176	$13,754	$10,246
SERVICES	3,165	2,030	11,940	8,908

	6,044	5,206	25,694	19,154

COST OF SALES:
COST OF GOODS SOLD	2,472	2,513	11,386	8,145

COSTS OF SERVICE RENDERED	2,100	1,539	8,144	6,309

	4,572	4,052	19,530	14,454

GROSS PROFIT	1,472	1,154	6,164	4,700

OPERATING EXPENSES:
General and administrative	1,082	855	4,695	3,769
Selling	170	323	1,059	875
Research and development	16	28	93	117
Impairment loss	70	4	70	4
(Gain) loss on disposal of property, plant & equipment	1	(43)	1	(101)

Total	1,339	1,167	5,918	4,664

INCOME (LOSS) FROM OPERATIONS	133	(13)	246	36

OTHER INCOME (EXPENSE):
Interest expense	(39)	(25)	(176)	(120)
Other income	132	109	323	372

Total	93	84	147	252

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	226	71	393	288
INCOME TAXES (BENEFIT)	145	(27)	170	13

INCOME BEFORE MINORITY INTEREST	81	98	223	275
MINORITY INTEREST	(19)	1	2	(55)

NET INCOME ATTRIBUTABLE TO COMMON SHARES	$62	$99	$221	$220

EARNINGS PER SHARE
Basic	$0.01	$0.03	$0.07	$0.07

Diluted	$0.01	$0.03	$0.07	$0.07

WEIGHTED AVERAGE NUMBER OF COMMON & POTENTIAL COMMON SHARES OUTSTANDING
Basic	2,976	2,965	2,968	2,939
Diluted	3,028	3,049	2,992	3,000

OTHER COMPREHENSIVE INCOME (LOSS):
Net income	62	99	221	220
Unrealized gain (loss) on investment	—	—	—	(45)
Foreign currency translation adjustment	(189)	(87)	25	155

COMPREHENSIVE (LOSS) INCOME	$(127)	$12	$246	$330

TRIO-TECH INTERNATIONAL AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except number of shares)

	June 30,
	2005	2004
ASSETS

CURRENT ASSETS:
Cash	$1,439	$1,357
Short-term deposits	3,211	5,649
Trade accounts receivable, net	4,178	3,695
Other receivables	142	105
Inventories, net	1,584	1,409
Prepaid expenses and other current assets	91	98

Total current assets	10,645	12,313

PROPERTY, PLANT AND EQUIPMENT, Net	7,176	5,202
OTHER INTANGIBLE ASSETS, Net	386	—
OTHER ASSETS	138	485

TOTAL ASSETS	$18,345	$18,000

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Line of credit	$336	$146
Accounts payable	1,681	2,316
Accrued expenses	2,598	2,166
Income taxes payable	168	49
Current portion of notes payable	655	506
Current portion of capital leases	123	246
Current portion of deferred tax liabilities	275	195

Total current liabilities	5,836	5,624

NOTES PAYABLE, net of current portion	634	583
CAPITAL LEASES, net of current portion	110	210
DEFERRED TAX LIABILITIES	407	449

TOTAL LIABILITIES	6,987	6,866

MINORITY INTEREST	2,061	2,110

SHAREHOLDERS’ EQUITY:
Common stock; no par value, 15,000,000 shares authorized; 2,976,042 shares issued and outstanding as at Jun. 30, 2005, and 2,964,542 shares issued and outstanding as at Jun. 30, 2004, respectively	9,554	9,527
Paid-in capital	284	284
Accumulated deficit	(298)	(519)
Accumulated other comprehensive loss-translation adjustments	(243)	(268)

Total shareholders’ equity	9,297	9,024

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$18,345	$18,000